UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2002
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on April 16, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Opening Remarks
 Good morning and welcome to Caterpillar's First Quarter 2002 results conference call. I'm Jim Anderson, Director of Investor Relations.

With me is Lynn McPheeters, Vice President and Chief Financial Officer. We will address your questions during the Q&A portion of today's call.

This morning I'll cover our first quarter results, discuss a couple of special topics, review our outlook, go over the usual dealer retail numbers and wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today. OK, let's start with the first quarter results.

First Quarter Results
 As you know, this morning we reported first-quarter sales and revenues of $4.41 billion and profit per share of 23 cents. These results were in line with our expectations for a weaker first half of 2002 and, in particular, the first quarter.

SALES and REVENUES were down $401 million from first quarter 2001, with Machines down $290 million and Engines down $127 million. The decrease was all related to volume reductions, as price realization was about flat, net of currency changes. Machine unit volume was similar during first quarter 2002 and 2001, but sales of larger machines declined resulting in an unfavorable sales mix. Consolidated revenues of the Financial Products Division were up 5 percent.

PROFIT was 24 cents lower in first quarter of 2002 compared with 2001 as a result of the lower sales volume and related manufacturing inefficiencies. This unfavorable impact of the lower volume was partly offset by a net favorable impact of currency.

Currency had a favorable impact of 8 cents per share for the quarter. This includes the net effect of currency on sales and costs and currency translation gains. The majority of this favorable impact of currency was related to translation gains reported in the Other Income & Expense category.

SG&A and R&D expenses were about flat with first quarter 2001 levels, as we continue to keep pressure on costs.

As a matter of interest, no longer amortizing goodwill had a favorable impact on first quarter results of $20 million on a pre-tax basis and the combination of pension and OPEB expense had an unfavorable PBT impact of $35 million.

Now, I'll provide some comments on North American rental fleets and used equipment.

North American dedicated rental fleet utilization on a twelve- month rolling basis is continuing to run at a very strong rate -- about 65% -- which is about 3 points higher than a year ago.

Rental rates for the rolling twelve months through March are slightly lower than a year ago as construction spending slowed.

Overall, units in dedicated dealer rental fleets are up about 2% from a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and units in Cat Rental Stores.

  Rent-to-Rent units, which currently make up about 60% of the units in dealer rental fleets, are down 4% from a year ago.

  The Cat Rental Stores, which generally rent smaller machines for shorter time periods, currently have about 40% of the rental units in dealer fleets. These fleets continue to grow and are up about 13% from a year ago.

  North American dealers added 20 Rental Stores in first quarter 2002 for a total of 365 stores. About 15 more are expected by year-end 2002.

  In the Europe/Africa/Middle East region, dealers had 683 rental outlets, 166 of which were converted to the Cat Rental Store identity as of quarter end. In Latin America, we had 84 stores and 12 in Asia/Pacific. At year-end 2002, we are expecting about 1,220 rental outlets throughout the world. Of these, 380 stores in North America and about 390 in the rest of the world will have the Cat Rental Store identity.

  North American used equipment prices trended down in the fourth quarter for most machines. We expect continued weakness in the near term. This used equipment reporting lags one quarter from the current quarter.

  Before I get into the outlook, I want to comment on two SPECIAL TOPICS that I think will be of interest.

  First, is a quick update on 6 Sigma. We continue to strengthen our commitment as we increased the number of black belts to 1,000 and moved towards our target of having black belts equal to 2% of our total employment by year-end. During the quarter our pilot suppliers and dealers started black belt training and chartering 6 Sigma projects. This is a critical step in strengthening our entire value chain and improving customer and shareholder value. We have over 2,000 projects underway, with another 1,000 pending. As I said during last quarter's call, I'm not going to give any specific numbers, but our target for 6 Sigma benefits in 2002 is substantially higher than what we achieved in 2001.

  Second, I'll give you an update on our engine business, which I've been doing for the past several quarters because of its significance to our results and future growth.

  Worldwide engine sales for first quarter 2002 were $1.37 billion, down $127 million from a year ago. The sales decline was mostly due to higher volume in the petroleum and on-highway truck sectors being more than offset by lower volume into the electric power, industrial, and marine sectors. Price competition continued in electric power, petroleum, and on-highway truck applications.

  Truck engine sales to OEMs were up in the 8-15% range with heavy-duty truck engine sales at the top end of the range and mid-range engines at the bottom of the range. All of our major North American OEMs have announced their intentions to raise production rates for on-highway trucks to cover increased orders. As a result, we are experiencing a significant improvement in truck engine orders and have raised production schedules to meet the increased demand. We have increased our 2002 forecast of the North American heavy-duty truck industry to 125,000 units, excluding Mexico, from 110,000 units previously projected. Our industry outlook could go higher as we continue to work on our forecast with the truck OEMs. The industry outlook is improving because North American economic growth in the first half of 2002 is stronger than we expected three months ago and pre-buying ahead of the October emissions deadline is occurring.

  As I mentioned in last quarter's comments, we saw the overall electric power industry and our sales growth slow last year from growth levels in previous years. As expected, the slowdown has continued into early 2002 caused by slower global economic growth compared to last year and unusually mild fall and winter weather which cut growth in demand for electric power and caused surplus electric utility plant capacity. Consequently, our EPG engine sales were down in the 16-24% range. We continue to see improving inquiry and engine quotation activity, particularly for large tenders in Latin America, but orders have not improved as rapidly as previously expected. So, we now expect 2002 sales growth in the electric power sector will be flat to up slightly compared to last year. We continue to expect electric power sales to resume rapid growth in the second half of the year as stronger global economic growth is accompanied by revived business investment spending.

  Sales into the petroleum sector rose sharply, nearly doubling in the first quarter of 2002 despite lower crude oil and natural gas prices compared to a year ago. Lower energy prices early in the quarter caused a decline in North American sales, but robust sales gains occurred in EAME, Latin America, and Asia/Pacific. Demand for turbine engines was particularly strong. We have raised our worldwide petroleum outlook for 2002, partly due to concerns about supply disruptions, and now expect double-digit growth in our sales into the petroleum sector in 2002. This petroleum outlook is up from our January outlook, which was flat to up slightly.

  In March, at the Louisville Truck Show, we announced to the industry our full range of Caterpillar engines for October 2002. These engines will be similar to our current engines with changes to software timing control, turbo-charging for airflow management and the addition of an oxidation catalyst. We will be fully EPA-certified in all 50 states and Canada. Since there is minimal new content, Caterpillar engines will continue to be as reliable and durable as ever and will continue to provide customers with the best engine value available in the industry.

  Caterpillar supports the position of our customers who lead a solid coalition requesting a delay in the October implementation date, with emissions payback. We will continue to point out to the EPA and to the District Court in Washington D.C. that our engines will not have defeat devices that allow an engine to bypass emission controls under certain operating conditions. The path that our competitors are taking to produce compliant engines, the cooled exhaust gas recirculation path, will have these devices. We have requested from the EPA a full disclosure of the actual expected emissions from the engines they have certified. To date, they have refused. We also continue to pursue resolution of issues with the EPA through the Dispute Resolution process under the Consent Decree and are prepared to pursue additional legal actions.

  During the last conference call I commented on the EPA's proposal on non-conformance penalties for on-highway diesel engines. It is still too early to estimate the impact of the NCPs due to the uncertainties at EPA. Cat is pursuing every legal option, including the Dispute Resolution process, to reduce what we believe are 'punitive' NCPs. Regardless of the outcome on NCPs, these are an expense of the engine manufacturer and they should have no bearing on the OEM or truck buyer's decision to purchase a Cat engine.

  We strongly believe Caterpillar is the industry leader in technology and emissions reductions. Caterpillar engines, featuring complete Advanced Combustion Emission Reduction Technology, will bring to the marketplace a new generation of reliable, durable and fuel-efficient engines. We have an engine technology that will meet customer expectations for performance, lowered operating cost and proven resale value while maintaining our commitment to the environment - exactly what our customers expect from us.

  Now, for the OUTLOOK. . . . .

  World economic growth prospects showed clear signs of improvement in the first quarter. We continue to anticipate improving global business conditions in the second half of 2002. However, capital spending is recovering much more slowly than economic growth figures would indicate. In this economic environment, worldwide industry opportunity is expected to be about flat in 2002. Company sales and revenues are also projected to be about flat. Sales in all worldwide geographic regions are expected to be about flat to up slightly.

  Despite weakness in the first quarter, full-year profit is projected to be up slightly in 2002, excluding the nonrecurring charges recorded in 2001. The anticipated profit improvement reflects the continuing actions to reduce costs and improve efficiencies. Full details of the outlook for 2002 are contained in the company's press release issued today.

  Retail Numbers
     Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. All comparisons are based on constant dollars.

  Retail Sales of Machines for the 3 months ending March 2002 compared with the same 3 months of 2001 are:

Asia Pacific	EAME	Latin America	Subtotal	North America	World
DN 2-7%	DN 8-15%	DN More Than 24%	DN 8-15%	DN 8-15%	DN 8-15%

  Retail machine sales weakness in the quarter for every marketing region was in line with our expectations. Retail sales in dollars are down mainly due to mix as coal mining has decreased compared to last year. We are starting to see some signs of recovery in North America, even though retail sales were weaker.

  For the 3 months ending March 2002 compared with the same 3 months of 2001, total Reciprocating and Turbine Engine Sales to Users and OEM's were as follows:

Electric Power	Industrial Engines	Marine Engines	Truck Engines	Oil & Gas	Total
DN 16-24%	DN 8-15%	DN 16-24%	UP 8-15%	UP More Than 24%	UP 2-7%

  Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing March with February 2002.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
DN 2-7%	UP Less Than 2%	UP 2-7%	UP Less Than 2%	UP 8-15%	UP 2.7%

  Next, year over year, comparing March 2002 with March 2001.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
Flat	DN 8-15%	UP 16-24%	DN 2-7%	DN 8-15%	DN 8-15%

  Dealer inventories of new machines at the end of March compared with year-end were up on a worldwide basis about $250 million, most of which occurred in North America as dealers are preparing for the upcoming selling season. This seasonal increase was about 25% less than the increase in first quarter 2001 as dealers are getting more comfortable with our ability to reduce lead times on products from our factories. Dealer inventories are at reasonable levels so that an increase in retail demand will translate to increased sales by Caterpillar. Our expectation for full-year 2002 is for dealer new machine inventories to decrease in the $100 to $200 million range on a worldwide basis.

  Asia Pacific dealer new machine inventories are at 2.7 months of sales, the same as a year ago.

  Europe/Africa/Middle East dealers are at 2.5 months of sales, down from 3.1 months a year ago.

  Dealer new machine inventories in Latin America are at 2.8 months of sales, down from 3.4 months a year ago.

  Dealer new machine inventories for the subtotal of these three regions outside North America are at 2.6 months of sales, which is down from 3.1 months a year ago.

  North American dealer machine inventories are at 2.4 months of sales, down from 2.6 months.

  Overall, on a worldwide basis, dealer machine inventories are at 2.5 months of sales, down from 2.8 months a year ago.

  The retail statistics for March are also available on voice mail through May 15 by calling 309-675-8000.

  Q&A
   OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please...

  Closing
     It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

  SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995
  Certain statements contained in our First-Quarter 2002 Results Release and related prepared statements from the results webcast are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

  World Economic Factors
     Our current outlook calls for a recovery in the U.S. economy in 2002. Our outlook assumes that the events of September 11th and the resulting impact on the economy were a one-time event and that there will be no further events of this magnitude. If, however, there are other significant economic shocks or sequence of shocks, there could be a more protracted negative impact on consumer spending and housing starts, which would negatively impact company results.

  After a strong first quarter, U.S. growth is expected to continue at good rates in the second, third and fourth quarters of 2002. Should recent interest rate and tax reductions fail to stimulate the U.S. economy as expected, leading to renewed economic weakness, then sales of machines and engines may decline in 2002. The outlook also projects that economic growth is expected to improve in Asia/Pacific, Europe, Africa & Middle East and Latin America. If, for any reason, these projected growth rates do not improve, sales would likely be lower than anticipated in the affected region. Ongoing weakness in Japan is leading to lower than expected growth in the Asia/Pacific region, particularly Southeast Asia. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

  In particular, our outlook assumes that Europe, the United Kingdom and Canada implements and commits to maintain economic stimulus measures and that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. The Japanese economy continues to show weakness, and this is having a negative impact on the outlook for the Asia/Pacific region for 2002. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; and that the Argentina crisis is confined to only Argentina, and does not spill over to negatively impact growth prospects in neighboring countries. If negative spillover effects become amplified, this could result in greater regional economic and financial uncertainty and weaker regional growth. Our outlook also assumes that currency and stock markets remain relatively stable, and that average world oil prices fluctuate in a range of $20 to $25 a barrel. If commodity and/or currency markets experience a significant increase in volatility, and/or stock markets do not recover, uncertainty would increase, both of which would probably result in slower economic growth and lower sales. In addition, an eruption of political violence in the Middle East could lead to oil supply disruptions and resumed upward pressure on oil prices. In this case inflation pressures would move up again and interest rates would be higher than currently projected, leading to slower world economic growth and lower company sales.

  The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken company sales.

  Commodity Prices
     The outlook for our sales also depends on commodity prices. Our outlook for an improvement in world economic growth in 2002 suggests that industrial metals prices would start to see a recovery no later than the second half of 2002. Industrial metal prices started to improve in the first quarter of 2002, but further gains are required before we see gains in production and a positive impact on equipment sales. As a result, machine sales to industrial metals area are not expected to improve until the second half of 2002. Oil prices declined, as expected, from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. We are expecting an average of $20 to $25 a barrel in 2002. Agricultural prices are projected to be up slightly in 2002. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices (oil, coal and natural gas) are expected to be down only moderately in 2002.

  Extended weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to the industrial metals and agriculture sectors.

  Monetary and Fiscal Policies

     For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in 2001. This action, together with federal tax cuts is expected to stimulate a continuing recovery in U.S. growth in 2002. On the other hand, the European Central Bank did not reduce interest rates as aggressively in response to slower economic growth and a weak agriculture sector in 2001, and machine demand in Europe is likely to be lower in 2002.

  In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for higher year over year U.S. growth in 2002, with positive growth in the first quarter of 2002 followed by good growth rates in the remaining quarters of 2002. If, for whatever reason, there was a setback leading to weak or negative growth in the second, third or fourth quarters of 2002 then demand for company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

  Political Factors
     Political factors in the U.S. and abroad have a major impact on global companies. In 2001, the U.S. Congress enacted a tax cut with the first reductions effective in the third and fourth quarters of 2001 and with additional benefits in 2002, which is having and should continue to have a positive impact on the U.S. economy. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant expected political developments in Latin America, Asia, and Europe, Africa and the Middle East which are expected to take place in 2002 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower company sales. In particular, renewed political uncertainty in Japan is contributing to a decline in business confidence, asset values and capital investment there.

  In addition, significant political and economic instability persists in Argentina, Venezuela and the Middle East. Our outlook assumes that the effects of instability in Argentina and Venezuela will be confined to those countries and not spread to other countries in the region. Our outlook also assumes that stability will ultimately be restored in Argentina and Venezuela through democratic means. If, however, the instability persists, worsens or spreads to other countries in the region, it could materially impact company sales into Argentina, Venezuela and other countries in the region. In addition, our outlook assumes that the recent escalation of the conflict in the Middle East does not persist or deteriorate further. The outlook assumes that Middle East tensions will ease over time.

  Currency Fluctuations
     Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

  Dealer Practices
     A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that dealer inventories of new machines will be slightly lower at the end of 2002 than at the end of 2001. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

  Other Factors
     The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000 and 2001, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects a similar positive impact of higher highway construction activity on machine sales in 2002. If funding for highway and airport construction in 2002 is reduced or delayed, or is concentrated on areas where company products do not play a significant role, sales could be negatively impacted. We are projecting further increases in highway/airport public spending in 2002. If these spending plans are reduced by Federal and/or state governments, machine sales would be lower than current projections.

  Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency ("EPA"), the Company is required to meet certain emission standards by October 2002. The Consent Decree provides, however, for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties on those engines. However, EPA is currently in the process of setting new levels for these non-conformance penalties. Our outlook assumes that complying with the Consent Decree will not materially impact our results. If, however, Caterpillar must pay non-conformance penalties and EPA imposes penalty levels higher than anticipated, our profit could be negatively impacted.

  Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

  Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

  The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

  The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

  This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

April 16, 2002	By:	/s/ James B. Buda
James B. Buda Vice President